Exhibit 99.1

ZELTIQ ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

37% Year-over-Year Revenue Growth to $64.4 million

Increases Full Year 2015 Revenue & Profitability Guidance

Expects to Launch CoolMini™ Applicator in Fourth Quarter 2015

•	Shipped 387 systems in Q2 2015 compared to 208 systems in Q2 2014, bringing total system installed base to 3,910 systems

•	Shipped 252,642 revenue cycles in Q2 2015, up 52% compared to Q2 2014

•	Second quarter 2015 Adjusted EBITDA margin of 8.2%, versus 12.0% in Q2 2014

•	Second quarter GAAP net income of $1.2 million, or $0.03 per share, compared to GAAP net income of $2.8 million, or $0.07 per share in Q2 2014

PLEASANTON, CA (July 30, 2015) –ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the second quarter 2015.

Mark Foley, President and Chief Executive Officer, said, “The second quarter of 2015 was an exceptionally strong quarter across all areas of our business. We reported over $64 million in revenue, up 37% year-over-year, driven by strong global system placements, an increase in account utilization and the launch of our CoolSmooth Pro applicator. We are very pleased with our second quarter results and the year-over-year growth we generated, particularly when normalized for the revenue and utilization associated with the launch of our initial CoolSmooth applicator in the second quarter of 2014. This performance has led us to once again increase our full year 2015 revenue guidance to a range of $245 million to $247 million.”

Mr. Foley continued, “As our sales and marketing teams broaden the adoption and utilization of CoolSculpting, our R&D team is working diligently to ensure we have a strong pipeline to further enhance our position as the market leader in non-invasive fat reduction and to expand the applicability of our cold-based platform. The recent success we have had with CoolSmooth PRO™ and the pending launch of CoolMini™ are two examples of our ability to successfully leverage our technology. The CoolSmooth PRO™ applicator has received exceptional feedback from physicians and patients who are very pleased with the shorter treatment times due to its ability to deliver colder temperatures. We are also on track to launch CoolMini™ during the fourth quarter, designed to treat the submental fat area, or “double chin”, and other smaller pockets of fat. Thus far, we have seen very favorable results in our clinical trials as well as excellent outcomes and feedback in our pilot launch in Europe. Of particular note, patients are reporting very high satisfaction following just one or two treatments with little, to no, discomfort or downtime. We are incredibly excited about the significant new market opportunity the submental category provides, as well as its ability to bring new patients into the aesthetic channel. Lastly, we just completed a 3 month brand awareness pilot program across 4 U.S. cities and we are encouraged by the early results. This direct-to-consumer advertising pilot materially increased both the traffic to our website and actual patient treatments in these markets. We believe the ongoing success of our marketing, practice enhancement and brand awareness initiatives, combined with our R&D strategy to leverage our unique, proprietary technology, will lead to sustained high growth and further extend our leadership position in the non-invasive fat reduction category.”

Second Quarter 2015 Financial Review

Total revenue for the second quarter 2015 was $64.4 million, consisting of $32.0 million of system revenue and $32.4 million of consumable revenue. This compares to total revenue of $47.1 million, consisting of $25.4 million of system revenue and $21.7 million of consumable revenue for the second quarter 2014. Total revenue cycles shipped increased 52% to 252,642 for the second quarter 2015, compared to 166,116 for the second quarter 2014.

Gross profit was $46.3 million, or 72% of revenue, for the second quarter 2015, compared to gross profit of $33.4 million, or 71% of revenue, for the second quarter 2014. Operating expenses for the second quarter 2015 were $44.7 million, compared to $30.6 million for the second quarter 2014.

Operating income for the second quarter 2015 was $1.7 million, compared to operating income of $2.8 million for the second quarter 2014. Net income for the second quarter 2015 was $1.2 million, or $0.03 per share, compared to net income of $2.8 million for the second quarter 2014, or $0.07 per share.

On a non-GAAP basis, ZELTIQ reported Adjusted EBITDA of positive $5.3 million, or 8.2% of revenue, for the second quarter 2015, compared to $5.6 million, or 12.0% of revenue, for the second quarter 2014.

Cash and cash equivalents, short-term investments, and long-term investments were $53.1 million as of June 30, 2015 compared to $43.3 million as of June 30, 2014, and $44.3 million as of March 31, 2015.

Revised Full Year 2015 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2015, provided on its first quarter 2015 earnings conference call:

•	Revenue guidance in the range of $245 million to $247 million which includes approximately $3 million of currency headwinds; up from prior guidance of $235 million to $238 million

•	Consumable revenue of approximately 50% of total revenue; unchanged from prior guidance

•	Gross profit margin of approximately 71% of total revenue; unchanged from prior guidance

•	Operating expenses in the range of 69% to 70% of total revenue; down from prior guidance of approximately 70%

•	Stock-based compensation, depreciation, and amortization expense of approximately 7% of total revenue; unchanged from prior guidance

•	Adjusted EBITDA margin in the range of 8% to 9% of total revenue; up from prior guidance of approximately 8%

Additional information regarding ZELTIQ’s results and guidance can be found in ZELTIQ’s Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of ZELTIQ’s website at www.zeltiq.com.

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, and provides an additional meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

Conference Call

ZELTIQ will hold a conference call on Thursday, July 30, 2015 at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.coolsculpting.com.

A replay of the webcast will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its third quarter 2015 financial results. In addition, a telephonic replay of the call will be available until August 6, 2015. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 82324610.

About ZELTIQ® Aesthetics

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s expectations as to the timing of the launch of the CoolMini Applicator, ZELTIQ’s revised financial guidance for full year 2015, the expected benefits that ZELTIQ believes it will obtain from the launch of CoolMini, and ZELTIQ’s belief that the success of its marketing, practice enhancement and brand awareness initiatives, combined with its R&D strategy to leverage its technology, will lead to sustained high growth and further extend its leadership position in the non-invasive fat reduction category, are forward-looking statements. The words “pending,” “will”, “expect”, “on track”, “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could cause actual results to differ from those contemplated by these forward-looking statements include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; technical difficulties may arise in obtaining regulatory clearance of CoolMini™; patients or physicians may not view the benefits of CoolSculpting procedures at colder temperatures to be the same as ZELTIQ does; as well as those other risks and uncertainties set forth in ZELTIQ’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 30, 2015. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,306	$28,649
Short-term investments	11,404	16,286
Accounts receivable, net	30,700	21,472
Inventory	18,372	15,536
Prepaid expenses and other current assets	6,239	7,060

Total current assets	104,021	89,003
Long-term investments	4,363	4,805
Restricted cash	563	560
Property and equipment, net	4,186	3,724
Intangible asset, net	5,430	5,780
Other assets	147	33

Total assets	$118,710	$103,905

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,340	$5,824
Accrued liabilities	26,981	21,450
Deferred revenue	8,027	5,069
Current portion of capital lease obligations	122	120

Total current liabilities	43,470	32,463
Long-term deferred revenue	313	622
Long-term capital lease obligations, less current portion	201	262
Other non-current liabilities	476	39

Total liabilities	$44,460	$33,386

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	74,250	70,519

Total liabilities and stockholders’ equity	$118,710	$103,905

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$64,431	$47,061	$115,989	$78,036
Cost of revenue	18,116	13,660	32,494	22,676

Gross profit	46,315	33,401	83,495	55,360

Operating expenses:
Research and development	5,809	4,350	11,889	8,620
Sales and marketing	32,199	21,052	56,605	41,239
General and administrative	6,654	5,234	15,042	9,947

Total operating expenses	44,662	30,636	83,536	59,806

Income (loss) from operations	1,653	2,765	(41)	(4,446)
Interest income, net	13	14	26	33
Other expense, net	(445)	(83)	(865)	(149)

Income (loss) before income taxes	1,221	2,696	(880)	(4,562)
Income tax expense (benefit)	43	(73)	71	6

Net income (loss)	1,178	2,769	(951)	(4,568)

Net income (loss) per share, basic	$0.03	$0.07	$(0.02)	$(0.12)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, basic	38,649,873	37,440,537	38,517,817	37,328,738

Net income (loss) per share, diluted	$0.03	$0.07	$(0.02)	$(0.12)

Weighted average shares of common stock outstanding used in computing net income (loss) per share, diluted	41,641,660	40,597,275	38,517,817	37,328,738

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(951)	$(4,568)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,062	932
Stock-based compensation	7,233	4,511
Deferred income taxes	—	38
Amortization (accretion) of investment premium (discount), net	44	126
Provision for doubtful accounts receivable	158	145
Provision for excess and obsolete inventory	253	325
Loss on disposal and write-off of property and equipment	—	17
Changes in operating assets and liabilities:
Accounts receivable	(9,414)	(3,781)
Inventory	(2,994)	(9,781)
Prepaid expenses and other assets	707	2,022
Deferred revenue, net of deferred costs	2,645	2,099
Accounts payable, accrued and other non-current liabilities	8,487	(2,416)

Net cash provided by (used in) operating activities	7,230	(10,331)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(6,024)	(4,513)
Proceeds from sale of investments	—	1,000
Proceeds from maturity of investments	11,310	10,634
Purchase of property and equipment	(1,188)	(770)
Change in restricted cash	1	(1)

Net cash provided by investing activities	4,099	6,350

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(59)	—
Proceeds from issuance of common stock upon exercise of stock options and from employee stock purchase plan	2,816	1,587
Tax payments related to shares withheld for vested restricted stock units	(5,599)	(3,247)
Tax effect of employee stock plans	17	15

Net cash used in financing activities	(2,825)	(1,645)

Effect of exchange rate changes on cash and cash equivalents	153	90

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,657	(5,536)
CASH AND CASH EQUIVALENTS—Beginning of period	28,649	25,798

CASH AND CASH EQUIVALENTS—End of period	$37,306	$20,262

ZELTIQ Aesthetics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In thousands, except for percentages)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Dollars
Net income (loss), as reported	$1,178	$2,769	$(951)	$(4,568)

Adjustments to net income (loss):
Interest income, net and other expense, net	432	69	839	116
Income tax expense (benefit)	43	(73)	71	6
Depreciation and amortization	550	476	1,062	932
Stock-based compensation expense	3,083	2,406	7,233	4,511

Total adjustments to net income (loss)	4,108	2,878	9,205	5,565

Adjusted EBITDA	$5,286	$5,647	$8,254	$997

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
As a Percentage of Revenue
Net income (loss), as reported	1.8%	5.9%	-0.8%	-5.8%

Adjustments to net income (loss):
Interest income, net and other expense, net	0.7%	0.1%	0.7%	0.1%
Income tax expense (benefit)	0.1%	-0.1%	0.1%	0.0%
Depreciation and amortization	0.8%	1.0%	0.9%	1.2%
Stock-based compensation expense	4.8%	5.1%	6.2%	5.8%

Total adjustments to net income (loss)	6.4%	6.1%	7.9%	7.1%

Adjusted EBITDA Margin	8.2%	12.0%	7.1%	1.3%